Exhibit 10.23

Execution Version

Dated 31 July 2013

PRESTIGE CRUISE HOLDINGS INC.

as Guarantor

- and -

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK

as Security Trustee

GUARANTEE

relating to

a Loan Agreement dated 31 July 2013 in respect of the passenger cruise ship newbuilding presently designated as Hull No. 6250

Execution Version

Index

Clause		Page
1	Interpretation	1
2	Guarantee	2
3	Liability as Principal and Independent Debtor	3
4	Expenses	3
5	Adjustment of Transactions	4
6	Payments	4
7	Interest	5
8	Subordination	5
9	Enforcement	6
10	Representations and Warranties	6
11	Undertakings	8
12	Judgments and Currency Indemnity	14
13	Set Off	14
14	Supplemental	15
15	Assignment and Transfer	16
16	Notices	16
17	Invalidity of Loan Agreement	17
18	Governing Law and Jurisdiction	18

Schedules

Schedule 1 Form of Compliance Certificate		20
Schedule 2 Financial Covenant Levels		21

Execution

Execution Page		19

Execution Version

THIS GUARANTEE is made on 31 July 2013

BETWEEN

(1)	PRESTIGE CRUISE HOLDINGS INC., a Panamanian sociedad anonima having its domicile in the Republic of Panama with its resident agent being Arias, Fabrega & Fabrega (the “Resident Agent”) with address at Plaza 2000 Building, 16th Floor, 50th Street, Panama, Republic of Panama represented by duly authorised for the purpose hereof as guarantor (the “Guarantor”);

(2)	CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK (formerly known as Calyon) a société anonyme, having a share capital of EUR 7,254,575,271 and its registered office located at 9, quai du Président Paul Doumer, 92920 Paris La Défense Cedex, France registered under the no. Siren 304 187 701 at the Registre du Commerce et des Sociétés of Nanterre as security trustee (the “Security Trustee”, which expression includes its successors and assigns).

BACKGROUND

(A)	By a memorandum of agreement dated October 12th, 2012 (as amended from time to time) entered into between (i) Fincantieri—Cantieri Navali Italiani SpA, a company incorporated in Italy with registered office in Trieste, via Genova, 1, and having fiscal code 00397130584 (the “Builder”) and (ii) Prestige Cruise Holdings Inc. and a shipbuilding contract dated 21 June 2013 (the “Shipbuilding Contract”) entered into between (i) the Builder and (ii) the Borrower, the Builder has agreed to design, construct and deliver, and the Borrower has agreed to purchase, a 738 passenger cruise ship currently having hull number 6250 as more particularly described in the Shipbuilding Contract to be delivered on 30 June 2016 subject to any adjustments of such delivery date in accordance with the Shipbuilding Contract.

(B)	By a Loan Agreement dated July 2013 and made between (i) the Borrower, (ii) the Lenders, (iii) the Joint Mandated Lead Arrangers, (iv) the Agent and SACE Agent and (v) the Security Trustee, it was agreed that the Lenders would make available to the Borrower a loan facility of the Dollar Equivalent of up to EUR 299,866,962 for the purpose of assisting the Borrower in financing (a) payment under the Shipbuilding Contract of all or part of 80% of the Final Contract Price up to the Eligible Amount, (b) payment to the Borrower of the Dollar Equivalent of 100% of the first instalment of the SACE Premium already paid direct to SACE on or before 30 days following the issuance of the SACE Insurance Policy and (c) payment to SACE of the Dollar Equivalent of 100% of the second instalment of the SACE Premium.

(C)	The execution and delivery to the Security Trustee of this Guarantee is one of the conditions precedent to the availability of the facility under the Loan Agreement.

IT IS AGREED as follows:

1	INTERPRETATION

1.1	Defined expressions

Words and expressions defined in the Loan Agreement shall have the same meanings when used in this Guarantee unless the context otherwise requires.

1.2	Construction of certain terms

In this Guarantee:

“Apollo” means the Fund and any Fund Affiliate.

Execution Version

“bankruptcy” includes a liquidation, receivership or administration and any form of suspension of payments, arrangement with creditors or reorganisation under any corporate or insolvency law of any country.

“Fund” means Apollo Management VI, L.P. and other co-investment partnerships managed by Apollo Management VI, L.P.

“Fund Affiliate” means (i) each Affiliate of the Fund that is neither a “portfolio company” (which means a company actively engaged in providing goods or services to unaffiliated customers), whether or not controlled, nor a company controlled by a “portfolio company” and (ii) any individual who is a partner or employee of Apollo Management, L.P., Apollo Management VI, L.P. or Apollo Management V, L.P.

“Loan Agreement” means the loan agreement dated      July 2013 referred to in Recital (B) and includes any existing or future amendments or supplements, whether made with the Guarantor’s consent or otherwise.

“Management” means the employees of the Guarantor and its subsidiaries or their dependants or any trust for which such persons are the intended beneficiary.

1.3	Application of construction and interpretation provisions of Loan Agreement

Clauses 1.2 to 1.5 of the Loan Agreement apply, with any necessary modifications, to this Guarantee.

2	GUARANTEE

2.1	Guarantee and indemnity

The Guarantor unconditionally and irrevocably:

(a)	guarantees to the Security Trustee punctual performance by the Borrower of all the Borrower’s obligations under or in connection with the Loan Agreement and every other Finance Document;

(b)	undertakes to the Security Trustee that whenever the Borrower does not pay any amount when due under or in connection with the Loan Agreement and the other Finance Documents, the Guarantor shall immediately on demand pay that amount as if it was the principal obligor;

(c)	agrees that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify the Security Trustee and each other Secured Party immediately on demand by the Security Trustee against any cost, loss or liability it incurs as a result of the Borrower not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under the Loan Agreement or any other Finance Document on the date when it would have been due. Any such demand for indemnification shall be made through the Security Trustee, for itself or on behalf of the Security Parties. The amount payable by a Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 2.1 if the amount claimed had been recoverable on the basis of a guarantee.

2.2	No limit on number of demands

The Security Trustee may serve any number of demands under Clause 2.1.

Execution Version

3	LIABILITY AS PRINCIPAL AND INDEPENDENT DEBTOR

3.1	Principal and independent debtor

The Guarantor shall be liable under this Guarantee as a principal and independent debtor and accordingly it shall not have, as regards this Guarantee, any of the rights or defences of a surety.

3.2	Waiver of rights and defences

Without limiting the generality of Clause 3.1, the obligations of the Guarantor under this Guarantee will not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Guarantee (without limitation and whether or not known to it or any Secured Party) including:

(a)	any time, waiver or consent granted to, or composition with, the Borrower or other person

(b)	the release of the Borrower or any other person under the terms of any composition or arrangement with any creditor of any affiliate of the Borrower;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, the Borrower or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of the Borrower or any other person;

(e)	any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(f)	any insolvency or similar proceedings;

(g)	any arrangement or concession (including a rescheduling or acceptance of partial payments) relating to, or affecting, the Finance Documents;

(h)	any release or loss whatsoever of any guarantee, right or Security Interest created by the Finance Documents;

(i)	any failure whatsoever promptly or properly to exercise or enforce any such right or Security Interest, including a failure to realise for its full market value an asset covered by such a Security Interest; or

(j)	any other Finance Document or any Security Interest now being or later becoming void, unenforceable, illegal or invalid or otherwise defective for any reason, including a neglect to register it.

4	EXPENSES

4.1	Costs of preservation of rights, enforcement etc

The Guarantor shall pay to the Security Trustee on its demand the amount of all expenses incurred by the Security Trustee or any other Secured Party in connection with any matter arising out of this Guarantee or any Security Interest connected with it, including any advice, claim or proceedings relating to this Guarantee or such a Security Interest.

Execution Version

4.2	Fees and expenses payable under Loan Agreement

Clause 4.1 is without prejudice to the Guarantor’s liabilities in respect of the Borrower’s obligations under clauses 9 (Fees) and 10 (Taxes, Increased Costs and Related Charges) of the Loan Agreement and under similar provisions of other Finance Documents.

5	ADJUSTMENT OF TRANSACTIONS

5.1	Reinstatement of obligation to pay

The Guarantor shall pay to the Security Trustee on its demand any amount which any Secured Party is required, or agrees, to pay pursuant to any claim by, or settlement with, a trustee in bankruptcy of the Borrower or of any other Obligor (or similar person) on the ground that the Loan Agreement or any other Finance Document, or a payment by the Borrower or of such other Obligor, was invalid or on any similar ground.

6	PAYMENTS

6.1	Method of payments

Any amount due under this Guarantee shall be paid:

(a)	in immediately available funds;

(b)	to such account as the Security Trustee may from time to time notify to the Guarantor;

(c)	without any form of set-off, cross-claim or condition; and

(d)	free and clear of any tax deduction except a tax deduction which the Guarantor is required by law to make.

6.2	Grossing-up for taxes

If the Guarantor is required by law to make a tax deduction, the amount due to the Security Trustee shall be increased by the amount necessary to ensure that the Security Trustee and (if the payment is not due to the Security Trustee for its own account) the Secured Party beneficially interested in the payment receives and retains a net amount which, after the tax deduction, is equal to the full amount that it would otherwise have received.

6.3	Tax Credits

If an additional payment is made by the Guarantor under this Clause and any Secured Party determines that it has received or been granted a credit against or relief of or calculated with reference to the deduction giving rise to such additional payment, such Secured Party shall, to the extent that it can do so without prejudice to the retention of the amount of such credit, relief, remission or repayment and provided that it has received the cash benefit of such credit, relief or remission, pay to the Guarantor such amount as such Secured Party shall in its reasonable opinion have concluded to be attributable to the relevant deduction. Any such payment shall be conclusive evidence of the amount due to the Guarantor hereunder and shall be accepted by the Guarantor in full and final settlement of its rights of reimbursement hereunder in respect of such deduction. Nothing herein contained shall interfere with the right of each Secured Party to arrange its tax affairs in whatever manner it thinks fit. Notwithstanding the foregoing, to the extent that this Clause imposes obligations or restrictions on a party, such obligations or restrictions shall not apply to SACE and SACE shall have no obligations hereunder nor be constrained by such restrictions.

Execution Version

6.4	To the extent that this Clause 6 (Payments) imposes obligations or restrictions on a Secured Party, such obligations or restrictions shall not apply to SACE and SACE shall have no obligations hereunder nor be constrained by such restrictions.

7	INTEREST

7.1	Accrual of interest

Any amount due under this Guarantee shall carry interest after the date on which the Security Trustee demands payment of it until it is actually paid, unless interest on that same amount also accrues under the Loan Agreement.

7.2	Calculation of interest

Interest on sums payable under this Guarantee shall be calculated and accrue in the same way as interest under clause 6 of the Loan Agreement.

7.3	Guarantee extends to interest payable under Loan Agreement

For the avoidance of doubt, it is confirmed that this Guarantee covers all interest payable under the Loan Agreement, including that payable under clause 17 of the Loan Agreement.

8	SUBORDINATION

8.1	Subordination of rights of Guarantor

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, all rights which the Guarantor at any time has (whether in respect of this Guarantee or any other transaction) against the Borrower, any other Obligor or their respective assets shall be fully subordinated to the rights of the Secured Parties under the Finance Documents; and in particular, the Guarantor shall not:

(a)	claim, or in a bankruptcy of the Borrower or any other Obligor prove for, any amount payable to the Guarantor by the Borrower or any other Obligor, whether in respect of this Guarantee or any other transaction;

(b)	take or enforce any Security Interest for any such amount;

(c)	exercise any right to be indemnified by an Obligor;

(d)	bring legal or other proceedings for an order requiring the Borrower or any other Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under this Guarantee;

(e)	claim to set-off any such amount against any amount payable by the Guarantor to the Borrower or any other Obligor; or

(f)	claim any subrogation or right of contribution or other right in respect of any Finance Document or any sum received or recovered by any Secured Party under a Finance Document.

If the Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and shall promptly pay or transfer the same to the Security Trustee or as the Security Trustee may direct for application in accordance with the Loan Agreement and the Finance Documents.

Execution Version

9	ENFORCEMENT

9.1	No requirement to commence proceedings against Borrower

The Guarantor waives any right it may have of first requiring the Security Trustee or any other Secured Party to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Guarantee. Neither the Security Trustee nor any other Secured Party will need to make any demand under, commence any proceedings under, or enforce any guarantee or any Security Interest contained in or created by, the Loan Agreement or any other Finance Document before claiming or commencing proceedings under this Guarantee. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

9.2	Conclusive evidence of certain matters

However, as against the Guarantor:

(a)	any judgment or order of a court in England or the Marshall Islands or the United States of America in connection with the Loan Agreement; and

(b)	any statement or admission of the Borrower in connection with the Loan Agreement,

shall be binding and conclusive as to all matters of fact and law to which it relates.

9.3	Suspense account

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, the Security Trustee and any Secured Party may:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by it (or any trustee or agent on its behalf which, in the case of a Secured Party, shall include the Agent and the Security Trustee) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the Guarantor shall not be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor’s liability under this Guarantee.

10	REPRESENTATIONS AND WARRANTIES

10.1	General

The Guarantor represents and warrants to the Security Trustee as follows on the date of this Guarantee, which representations and warranties shall be deemed to be repeated, with reference mutatis mutandis to the facts and circumstances subsisting, as if made on each day from the date of this Guarantee to the end of the Security Period.

10.2	Status

The Guarantor is duly incorporated and validly existing and in good standing under the laws of Panama.

Execution Version

10.3	Corporate power

The Guarantor has the corporate capacity, and has taken all corporate action and obtained all consents necessary for it:

(a)	to execute this Guarantee; and

(b)	to make all the payments contemplated by, and to comply with, this Guarantee.

10.4	Consents in force

All the consents referred to in Clause 10.3 remain in force and nothing has occurred which makes any of them liable to revocation.

10.5	Legal validity

This Guarantee constitutes the Guarantor’s legal, valid and binding obligations enforceable against the Guarantor in accordance with its terms subject to any relevant insolvency laws affecting creditors’ rights generally.

10.6	No conflicts

The execution by the Guarantor of this Guarantee and its compliance with this Guarantee will not involve or lead to a contravention of:

(a)	any law or regulation; or

(b)	the constitutional documents of the Guarantor; or

(c)	any contractual or other obligation or restriction which is binding on the Guarantor or any of its assets.

10.7	No withholding taxes

All payments which the Guarantor is liable to make under this Guarantee may be made without deduction or withholding for or on account of any tax payable under any law of Panama and the United States of America.

10.8	No default

To the knowledge of the Guarantor, no Event of Default has occurred which is continuing.

10.9	Information

All information which has been provided in writing by or on behalf of the Guarantor to the Security Trustee or any other Secured Party in connection with any Finance Document satisfied the requirements of Clause 11.2; all audited and unaudited accounts which have been so provided satisfied the requirements of Clause 11.4; and there has been no material adverse change in the financial position or state of affairs of the Guarantor from that disclosed in the latest of those accounts.

10.10	No litigation

No legal or administrative action involving the Guarantor has been commenced or taken or, to the Guarantor’s knowledge, is likely to be commenced or taken which, in either case, would be likely to have a material adverse effect on the Guarantor’s financial position or profitability.

Execution Version

10.11	No Security Interests

None of the assets or rights of the Guarantor is subject to any Security Interest except any Security Interest which (i) qualifies as a Permitted Security Interest with respect to the Guarantor or (ii) is permitted by Clause 11.11 of this Guarantee.

11	UNDERTAKINGS

11.1	General

The Guarantor undertakes with the Security Trustee to comply with the following provisions of this Clause 11 at all times from the date of this Deed to the end of the Security Period, except as the Security Trustee may otherwise permit.

11.2	Information provided to be accurate

All financial and other information which is provided in writing by or on behalf of the Guarantor under or in connection with this Guarantee will be true and not misleading and will not omit any material fact or consideration.

11.3	Provision of financial statements

The Guarantor will send to the Security Trustee:

(a)	as soon as practicable, but in no event later than 120 days after the end of each financial year of the Guarantor beginning with the year ending 31 December 2013, the audited consolidated accounts of the Guarantor and its subsidiaries;

(b)	such projections (in such format as may be approved by the Security Trustee) as may be required under the terms of the proviso to Clause 11.15 (b) for the purposes of applying the Financial Covenants set out in Clause 11.15 at the end of the First Financial Quarter (as defined in Clause 11.16);

(c)	as soon as practicable (and in any event within ninety (90) days of the commencement of each financial year) the budgetary forecast (profit and loss statement, balance sheet statement and cash flow statement) of the Guarantor for the two following years;

(d)	as soon as practicable (and in any event within forty-five (45) days of the end of the contemplated quarter in respect of the first three quarters of each fiscal year and 90 days in respect of the final quarter) a copy of the unaudited consolidated quarterly management accounts (including current and year to date profit and loss statements and balance sheet compared to the previous year and to budget) of the Guarantor certified as to their correctness by the chief financial officer of the Guarantor;

(e)	a compliance certificate in the form set out in Schedule 1 to this Guarantee or in such other form as the Security Trustee may reasonably require (each a “Compliance Certificate”) at the same time as there is delivered to the Security Trustee, and together with, each set of audited consolidated accounts under paragraph (a) and the set of unaudited consolidated accounts under paragraph (b) which constitute those for the First Financial Quarter, duly signed by the chief financial officer of the Guarantor and certifying whether or not the requirements of Clause 11.15 are then complied with; and

(f)	such additional financial or other relevant information regarding the Guarantor and the Group as the Security Trustee may reasonably request.

11.4	Form of financial statements

All accounts (audited and unaudited) delivered under Clause 11.3 will:

Execution Version

(a)	be prepared in accordance with GAAP;

(b)	when required to be audited, be audited by the auditors which are the Guarantor’s auditors at the date of this Guarantee or other auditors approved by the Security Trustee, provided that, such approval by the Security Trustee shall not be unreasonably withheld or delayed;

(c)	give a true and fair view of the state of affairs of the Guarantor and its subsidiaries at the date of those accounts and of their profit for the period to which those accounts relate; and

(d)	fully disclose or provide for all significant liabilities of the Guarantor and its subsidiaries.

11.5	Shareholder and creditor notices

The Guarantor will send the Security Trustee, at the same time as they are despatched, copies of all communications which are despatched to the Guarantor’s shareholders or creditors generally or any class of them.

11.6	Consents

The Guarantor will maintain in force and promptly obtain or renew, and will promptly send certified copies to the Security Trustee of, all consents required:

(a)	for the Guarantor to perform its obligations under this Guarantee;

(b)	for the validity or enforceability of this Guarantee;

and the Guarantor will comply with the terms of all such consents.

11.7	Notification of litigation

The Guarantor will provide the Security Trustee with details of any material legal or administrative action involving the Guarantor as soon as such action is instituted or it becomes apparent to the Guarantor that it is likely to be instituted (and for this purpose proceedings shall be deemed to be material if they involve a claim in an amount exceeding ten million Dollars or the equivalent in another currency).

11.8	Domicile and principal place of business

The Guarantor:

(a)	will maintain its domicile with the Resident Agent and at the address stated at the commencement of this Agreement or at such other Resident Agent and/or address in the Republic of Panama as is notified beforehand to the Security Trustee;

(b)	will maintain its principal place of business and keep its corporate documents and records in the United States of America at 8300 N.W. 33rd St., Suite 100, Miami, 33122, Florida (Fax: (305) 392 2582) or at such other address in the United States of America as is notified beforehand to the Security Trustee; and

(c)	will not move its domicile out of the Republic of Panama nor its principal place of business out of the United States of America without the prior agreement of the Security Trustee, acting with the authorisation of the Secured Parties, such agreement not to be unreasonably withheld.

Execution Version

11.9	Notification of default

The Guarantor will notify the Security Trustee as soon as the Guarantor becomes aware of the occurrence of an Event of Default and will thereafter keep the Security Trustee fully up-to-date with all developments.

11.10	Maintenance of status

The Guarantor will maintain its separate corporate existence and remain in good standing under the laws of Panama.

11.11	Negative pledge

The Guarantor shall not, and shall procure that neither Seven Seas nor the Borrower will, create or permit to arise any Security Interest over any asset present or future except Security Interests created or permitted by the Finance Documents and except for the following:

(a)	Security Interests created with the prior consent of the Security Trustee or otherwise permitted by the Finance Documents;

(b)	in the case of the Guarantor and Seven Seas, Security Interests which qualify as Permitted Security Interests with respect to the Guarantor or Seven Seas respectively;

(c)	in the case of the Borrower, Security Interests permitted under clause 12.5 of the Loan Agreement;

(d)	Security Interests provided in favour of lenders under and in connection with any refinancing of the Existing Indebtedness or any financing arrangements entered into by any member of the Group for the acquisition of additional or replacement ship(s) (including any refinancing of any such arrangement) but limited to:

(i)	pledges of the share capital of the relevant ship owning subsidiary(/ies); and/or

(ii)	ship mortgages and other securities over the financed ship(s).

11.12	No disposal of assets, change of business

The Guarantor will:

(a)	not and shall procure that its subsidiaries, as a group, shall not transfer all or substantially all of the cruise vessels owned by them and shall procure that any cruise vessels which are disposed of in compliance with the foregoing shall be disposed on a willing seller willing buyer basis at or about market rate and at arm’s length subject always to the provisions of any pertinent loan documentation, and

(b)	continue to be a holding company for a group of companies whose main business is the operation of cruise vessels as well as the marketing of cruises on board such vessels and the Guarantor will not change its main line of business so as to affect any Obligor’s ability to perform its obligations under the Finance Documents or to imperil, in the opinion of the Security Trustee, the security created by any of the Finance Documents or the SACE Insurance Policy.

11.13	No merger etc

The Guarantor shall not enter into any form of merger, sub-division, amalgamation, restructuring, consolidation, winding-up, dissolution or anything analogous thereto or acquire any entity, share capital or obligations of any corporation or other entity (each of the foregoing being a “Transaction”) unless:

Execution Version

(a)	the Guarantor has notified the Security Trustee in writing of the agreed terms of the relevant Transaction promptly after such terms have been agreed as heads of terms (or similar) and thereafter notified the Security Trustee in writing of any significant amendments to such terms during the course of the negotiation of the relevant Transaction; and

(b)	the relevant Transaction does not require or involve or result in any dissolution of the Guarantor so that at all times the Guarantor remains in existence; and

(c)	each notice delivered to the Security Trustee pursuant to paragraph (a) above is accompanied by a certificate signed by the Chief Financial Officer of the Guarantor whereby the Guarantor represents and warrants to the Security Trustee that the relevant Transaction will not:

(i)	adversely affect the ability of any Obligor to perform its obligations under the Finance Documents;

(ii)	imperil the security created by any of the Finance Documents or the SACE Insurance Policy; or

(iii)	affect the ability of the Guarantor to comply with the financial covenants contained in Clause 11.15.

11.14	Maintenance of ownership of Borrower and Guarantor.

(a)	The Guarantor shall remain the direct or indirect beneficial owner of the entire issued and allotted share capital of Seven Seas, free from any Security Interest and Seven Seas shall remain the legal holder and direct beneficial owner of all membership interest in the Borrower, free from any Security Interest, except that created in favour of the Security Trustee;

(b)	prior to any underwritten public offering of the equity interests of the Guarantor (or any direct or indirect parent of the Guarantor) which generates cash proceeds to Seven Seas of at least $ 150 million (a “Qualified IPO”), a combination of Apollo and Management (the “Permitted Holders”) shall at all times own beneficially (within the meaning of Rules 13d-3 and 13d-5 of The Securities Exchange Act of 1934 (15 USC §78a et seq.) (the “Exchange Act”) as in effect on the Delivery Date) directly or indirectly, in the aggregate, equity interests representing at least a majority of the aggregate ordinary voting power represented by the issued and outstanding equity interests of the Guarantor; or

(c)	after a Qualified IPO, no person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Delivery Date) shall acquire beneficial ownership of 35% or more on a fully diluted basis of the voting interest in the Guarantor’s equity interests unless the Permitted Holders shall own directly or indirectly, more than such person or “group” on a fully diluted basis of the voting interest in the Guarantor’s equity interests.

11.15	Financial Covenants

The Guarantor shall ensure that for each relevant Financial Year starting with the Financial Year ending on 31 December 2013 and thereafter at the end of each Financial Year and also at the end of the First Financial Quarter by reference to the accounts delivered under Clause 11.3:

(a)	the ratio of Total Debt to EBITDA for the Group for the relevant Financial Year shall not exceed the level provided for, for that Financial Year, in Schedule 2; and

Execution Version

(b)	the ratio of Total Debt to Total Adjusted Equity for the Group for the relevant Financial Year shall not exceed the level provided for, for that Financial Year, in Schedule 2;

(c)	the ratio of EBITDA to Debt Service for the Group for the relevant Financial Year shall not be less than the level provided for, for that Financial Year, in Schedule 2;

provided that the “relevant Financial Year” shall mean, at the end of the First Financial Quarter, the Financial Year of which that First Financial Quarter forms part and, to the extent that there remain financial quarters still to come, in such Financial Year, the relevant numbers for calculation of the Financial Covenants at such time shall be made up of unaudited consolidated accounts for those quarters that have already taken place and of projected consolidated accounts for any quarter(s) still to come, such projections to be prepared by the Guarantor in such form and on such basis as may be reasonably acceptable to the Security Trustee, including being consistent with the approach adopted in the quarters that have taken place already.

11.16	Financial definitions

For the purposes of Clause 11.15:

(a)	“Cash Balance” means, at the date of determination, the unencumbered and otherwise unrestricted cash and cash equivalents of the Group;

(b)	“Cash Brought Forward” means, for any relevant period, the Cash Balance as at the start of that period less $35,000,000;

(c)	“Debt Service” means, for any relevant period, the sum (without double counting), determined in accordance with GAAP, of:

(i)	the aggregate principal payable or paid during such period on any Indebtedness of any member of the Group, other than:

(A)	principal of such Indebtedness prepaid at the option of the relevant member of the Group;

(B)	principal of any such Indebtedness prepaid upon the sale or Total Loss of any ship owned or leased under a capital lease by any member of the Group;

(C)	any excess cash flow-based repayment,

and provided further that any balloon repayment of any such Indebtedness payable during such period shall be included only as to such part of such balloon repayment as is not refinanced for a period longer than 12 months and then only to the extent that the relevant amount exceeds the amount of Cash Brought Forward;

(ii)	Interest Expense for such period; and

(iii)	all rent under any capital lease obligations by which the Guarantor or any subsidiaries is bound which are payable or paid during such period and the portion of any debt discount that must be amortised in such period;

(d)	“EBITDA” means, for any relevant period, the aggregate of:

(i)	Net Income from the Group’s operations for such period; and

(ii)

the aggregate amounts deducted in determining Net Income for such period in respect of gains and losses from the sale of assets or reserves relating thereto, Interest Expense, depreciation and amortisation, income tax expenses for the

Execution Version

period, impairment charges and any other non-cash charges and non-recurring charges for such period;

less

(iii)	gains from the sale of assets and any non-cash profits;

(e)	“Financial Year” means any financial year of the Group ending on 31 December;

(f)	“First Financial Quarter” means the financial quarter ending immediately prior to or on the date falling 90 days before the Intended Delivery Date;

(g)	“Indebtedness” means Financial Indebtedness (whether present or future, actual or contingent, long-term or short-term, secured or unsecured) in respect of:

(i)	moneys borrowed or raised;

(ii)	the advance or extension of credit (including interest and other charges on or in respect of the foregoing);

(iii)	the amount of any liability in respect of leases which, in accordance with GAAP, are capital leases;

(iv)	the amount of any liability in respect of the purchase price for assets or services payment of which is deferred for a period in excess of one hundred and eighty (180) days;

(v)	all reimbursement obligations whether contingent or not in respect of amounts paid under a letter of credit or similar instrument; and

(vi)	(without double counting) any guarantee of Financial Indebtedness falling within paragraphs (i) to (v) above;

PROVIDED THAT the following shall not constitute Indebtedness:

(A)	loans and advances made by members of the Group to other members of the Group which are subordinated to the rights of the Secured Parties; and

(B)	any liabilities of the Guarantor or any other member of the Group to a counterparty under any master agreement relating to the interest or currency exchange of a non-speculative nature;

(h)	“Interest Expense” means, for any relevant period, the consolidated interest expense (excluding capitalised interest) of the Group for such period;

(i)	“Net Income” means, for any relevant period, the consolidated net income (or loss) of the Group for such period as determined in accordance with GAAP;

(j)	“Total Debt” means, as at any relevant date, Indebtedness of the Group;

(k)	“Total Adjusted Equity” means, at any date of determination, Total Equity at such date, as adjusted to exclude the direct or indirect impact of any hedging or similar arrangements on the consolidated stockholders’ equity of the Group as at such date as required under GAAP; and

(l)	“Total Equity” means, at any date of determination, the consolidated stockholders’ equity of the Group at such date determined in accordance with GAAP.

Execution Version

11.17	Negative Undertakings

The Guarantor shall:

(a)	not at any time after the end of the First Financial Quarter, declare or pay dividends or make other distributions or payment in respect of Financial Indebtedness owed to its shareholders without the prior written consent of the Security Trustee, provided that the Guarantor may declare and pay dividends to its shareholders after the Delivery Date or make any other distributions or payments in respect of Financial Indebtedness owed to its shareholders subject to it on each such occasion satisfying the Security Trustee acting on behalf of the Secured Parties that it will continue to meet all the requirements of Clause 11.15, if such covenants were to be tested immediately following the payment of any such dividend;

(b)	not, and shall procure that none of its subsidiaries shall:

(i)	make loans to any person that is not the Guarantor or a direct or indirect subsidiary of the Guarantor; or

(ii)	issue or enter into one or more guarantees covering the obligations of any person which is not the Guarantor or a direct or indirect subsidiary of the Guarantor,

except if such loan is granted to a non subsidiary or such guarantee is issued in the ordinary course of business covering the obligations of a non subsidiary and the aggregate amount of all such loans and guarantees made or issued by the Guarantor and its subsidiaries does not exceed USD25,000,000 or is otherwise approved by the Security Trustee which approval shall not be unreasonably withheld if such loan or guarantee in respect of a non subsidiary would neither:

(A)	affect the ability of any Obligor to perform its obligations under the Finance Documents; nor

(B)	imperil the security created by any of the Finance Documents or the SACE Insurance Policy; nor

(C)	affect the ability of the Guarantor to comply with the financial covenants contained in Clause 11.15 if such covenants were to be tested immediately following the grant of such loan or the issuance of such guarantee, as demonstrated by evidence satisfactory to the Security Trustee.

12	Judgments and Currency Indemnity

12.1	Judgments relating to Loan Agreement

This Guarantee shall cover any amount payable by the Borrower under or in connection with any judgment relating to the Loan Agreement.

12.2	Currency indemnity

In addition, clause 20.4 (Currency indemnity) of the Loan Agreement shall apply, with any necessary adaptations, in relation to this Guarantee.

13	Set-Off

13.1	Application of credit balances

Each Secured Party may without prior notice:

Execution Version

(a)	apply any balance (whether or not then due) which at any time stands to the credit of any account in the name of the Guarantor at any office in any country of that Secured Party in or towards satisfaction of any sum then due from the Guarantor to that Secured Party under this Guarantee; and

(b)	for that purpose:

(i)	break, or alter the maturity of, all or any part of a deposit of the Guarantor;

(ii)	convert or translate all or any part of a deposit or other credit balance into Dollars;

(iii)	enter into any other transaction or make any entry with regard to the credit balance which the Secured Party concerned considers appropriate.

13.2	Existing rights unaffected

No Secured Party shall be obliged to exercise any of its rights under Clause 13.1; and those rights shall be without prejudice and in addition to any right of set-off, combination of accounts, charge, lien or other right or remedy to which a Secured Party is entitled (whether under the general law or any document).

13.3	Sums deemed due to a Lender

For the purposes of this Clause 13, a sum payable by the Guarantor to the Security Trustee for distribution to, or for the account of, a Lender shall be treated as a sum due to that Lender; and each Lender’s proportion of a sum so payable for distribution to, or for the account of, the Lenders shall be treated as a sum due to that Lender.

14	SUPPLEMENTAL

14.1	Continuing guarantee

This Guarantee shall remain in force as a continuing security at all times during the Security Period, regardless of any intermediate payment or discharge in whole or in part.

14.2	Rights cumulative, non-exclusive

The Security Trustee’s rights under and in connection with this Guarantee are cumulative, may be exercised as often as appears expedient and shall not be taken to exclude or limit any right or remedy conferred by law.

14.3	No impairment of rights under Guarantee

If the Security Trustee omits to exercise, delays in exercising or invalidly exercises any of its rights under this Guarantee, that shall not impair that or any other right of the Security Trustee under this Guarantee.

14.4	Severability of provisions

If any provision of this Guarantee is or subsequently becomes void, illegal, unenforceable or otherwise invalid, that shall not affect the validity, legality or enforceability of its other provisions.

14.5	Guarantee not affected by other security

This Guarantee is in addition to and shall not impair, nor be impaired by, any other guarantee, any Security Interest or any right of set-off or netting or to combine accounts

Execution Version

which the Security Trustee or any Secured Party may now or later hold in connection with the Loan Agreement.

Guarantor bound by Loan Agreement

The Guarantor agrees with the Security Trustee to be bound by all provisions of the Loan Agreement which are applicable to the Security Parties in the same way as if those provisions had been set out (with any necessary modifications) in this Guarantee.

14.6	Applicability of provisions of Guarantee to other Security Interests

Any Security Interest which the Guarantor creates (whether at the time at which it signs this Guarantee or at any later time) to secure any liability under this Guarantee shall be a principal and independent security, and Clauses 3 and 17 shall, with any necessary modifications, apply to it, notwithstanding that the document creating the Security Interest neither describes it as a principal or independent security nor includes provisions similar to Clauses 3 and 17.

14.7	Applicability of provisions of Guarantee to other rights

Clauses 3 and 17 shall also apply to any right of set-off or netting or to combine accounts which the Guarantor creates by an agreement entered into at the time of this Guarantee or at any later time (notwithstanding that the agreement does not include provisions similar to clauses 3 and 17), being an agreement referring to this Guarantee.

14.8	Third party rights

Other than a Secured Party or the Italian Authorities, no person who is not a party to this Guarantee has any right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Guarantee.

14.9	Waiver of rights against SACE

Nothing in this Guarantee or any of the Finance Documents is intended to grant to the Guarantor or any other person any right of contribution from or any other right or claim against SACE and the Guarantor hereby waives irrevocably any right of contribution or other right or claim as between itself and SACE.

15	ASSIGNMENT AND TRANSFER

15.1	Assignment and transfer by Security Trustee

The Security Trustee may assign or transfer its rights under and in connection with this Guarantee to the same extent as it may assign or transfer its rights under the Loan Agreement.

The Guarantor may not assign or transfer its rights under and in connection with this Guarantee.

16	NOTICES

16.1	Notices to Guarantor

Any notice or demand to the Guarantor under or in connection with this Guarantee shall be given by letter or fax at:

Prestige Cruise Holdings Inc.

8300 N.W. 33rd St, Suite 100

Execution Version

Miami

Florida, 33122

Fax: (305) 392-2582

or to such other address which the Guarantor may notify to the Security Trustee.

16.2	Application of certain provisions of Loan Agreement

Clauses 30.3 to 30.8 of the Loan Agreement apply to any notice or demand under or in connection with this Guarantee.

16.3	Validity of demands

A demand under this Guarantee shall be valid notwithstanding that it is served:

(a)	on the date on which the amount to which it relates is payable by the Borrower under the Loan Agreement;

(b)	at the same time as the service of a notice under clause 18.21 (actions following an Event of Default) of the Loan Agreement;

and a demand under this Guarantee may refer to all amounts payable under or in connection with the Loan Agreement without specifying a particular sum or aggregate sum.

16.4	Notices to Security Trustee

Any notice to the Security Trustee under or in connection with this Guarantee shall be sent to the same address and in the same manner as notices to the Security Trustee under the Loan Agreement.

17	INVALIDITY OF LOAN AGREEMENT

17.1	Invalidity of Loan Agreement

In the event of:

(a)	the Loan Agreement or any provision thereof now being or later becoming, with immediate or retrospective effect, void, illegal, unenforceable or otherwise invalid for any reason whatsoever; or

(b)	without limiting the scope of paragraph (a), a bankruptcy of the Borrower, the introduction of any law or any other matter resulting in the Borrower being discharged from liability under the Loan Agreement, or the Loan Agreement ceasing to operate (for example, by interest ceasing to accrue);

this Guarantee shall cover any amount which would have been or become payable under or in connection with the Loan Agreement if the Loan Agreement had been and remained entirely valid, legal and enforceable, or the Borrower had not suffered bankruptcy, or any combination of such events or circumstances, as the case may be, and the Borrower had remained fully liable under it for liabilities whether invalidly incurred or validly incurred but subsequently retrospectively invalidated; and references in this Guarantee to amounts payable by the Borrower under or in connection with the Loan Agreement shall include references to any amount which would have so been or become payable as aforesaid.

17.2	Invalidity of Finance Documents

Clause 17.1 also applies to each of the other Finance Documents to which the Borrower is a party.

Execution Version

18	GOVERNING LAW AND JURISDICTION

18.1	English law

This Guarantee and any non-contractual obligations arising out of or in connection with it shall be governed by, and construed in accordance with, English law.

18.2	Exclusive English jurisdiction

Subject to Clause 18.3, the courts of England shall have exclusive jurisdiction to settle any Dispute.

18.3	Choice of forum for the exclusive benefit of the Security Trustee

Clause 18.2 is for the exclusive benefit of the Security Trustee, which reserves the rights:

(a)	to commence proceedings in relation to any Dispute in the courts of any country other than England and which have or claim jurisdiction to that Dispute; and

(b)	to commence such proceedings in the courts of any such country or countries concurrently with or in addition to proceedings in England or without commencing proceedings in England.

The Guarantor shall not commence any proceedings in any country other than England in relation to a Dispute.

18.4	Process agent

The Guarantor irrevocably appoints EC3 Services Limited at its registered office for the time being, presently at The St Botolph Building, 138 Houndsditch, London, EC3A 7AR, United Kingdom, to act as its agent to receive and accept on its behalf any process or other document relating to any proceedings in the English courts which are connected with a Dispute.

18.5	Secured Parties’ rights unaffected

Nothing in this Clause 18 shall exclude or limit any right which any Secured Party may have (whether under the law of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.

18.6	Meaning of “proceedings”

In this Clause 18, “proceedings” means proceedings of any kind, including an application for a provisional or protective measure and a “Dispute” means any dispute arising out of or in connection with this Guarantee (including a dispute relating to the existence, validity or termination of this Guarantee) or any non-contractual obligation arising out of or in connection with this Guarantee.

THIS GUARANTEE has been entered into on the date stated at the beginning of this Guarantee.

Execution Version

Execution Page

GUARANTOR

SIGNED by Paul Turner	) /s/ Paul Turner
for and on behalf of	)
PRESTIGE CRUISE HOLDINGS	)
INC.	)
as its duly appointed attorney-in-fact	)
in the presence of: Jessica Greenwood	)

SECURITY TRUSTEE

SIGNED by Jerome Leblond	) /s/ Jerome Leblond
for and on behalf of	)
CRÉDIT AGRICOLE CORPORATE	)
AND INVESTMENT BANK	)
as its duly appointed attorney-in-fact	)
in the presence of: Jessica Greenwood	)

Execution Version

SCHEDULE 1

FORM OF COMPLIANCE CERTIFICATE

To:	CRÉDIT AGRICOLE CORPORATE
AND INVESTMENT BANK
9 Quai du Président Paul Doumer
92920 Paris La Défense Cedex
France

Attn: [—]

[—] 20[—]

Dear Sirs

Loan Agreement dated [—] 2013 (the “Loan Agreement”) made between (1) Explorer New Build, LLC (the “Borrower”), (2) the banks and financial institutions named at schedule 1 therein as lenders, (3) Credit Agricole Corporate and Investment Bank, Société Générale, HSBC Bank plc and KFW IPEX Bank Gmbh as Joint Mandated Lead Arrangers, (4) Credit Agricole Corporate and Investment Bank as Agent and SACE Agent and (5) Credit Agricole Corporate and Investment Bank as Security Trustee for a loan facility of up to the aggregate of the Dollar Equivalent of EUR299,866,962 and Guarantee dated [—] 2013 (the “Guarantee”) made between (1) us as guarantor and (2) Credit Agricole Corporate and Investment Bank as Security Trustee

We refer to the Loan Agreement and the Guarantee. Terms defined in the Loan Agreement and the Guarantee have their defined meanings when used in this Compliance Certificate.

We also refer to the financial covenants set out in Clause 11.15 of the Guarantee.

We certify that, as at the date of this Compliance Certificate, in relation to such covenants and by reference to the latest accounts provided under Clause 11.3[(a)/(b)] of the Guarantee:

(a)	the ratio of Total Debt to EBITDA is [—] and therefore [does/does not] exceed [insert relevant maximum];

(b)	the ratio of Total Debt to Total Adjusted Equity is [—] and therefore [does/does not] exceed [insert relevant maximum].

(c)	the ratio of EBITDA to Debt Service is [—] and therefore [is/is not] less than [insert relevant minimum];

To evidence compliance with the terms of Clause 11.15, we attach:

[a copy of the latest annual consolidated accounts of the Group as Appendix A;] or

[copies of the existing quarterly unaudited consolidated accounts of the Group for the current Financial Year together with projections for the quarter(s) still to come in the current Financial Year - applies to First Financial Quarter only.]

No Event of Default has occurred in relation to the Borrower or the Guarantor.

Signed:

Chief Financial Officer of

Prestige Cruise Holdings Inc.

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SCHEDULE 2

FINANCIAL COVENANT LEVELS

Financial Year	EBITDA/ Debt Service	Total Debt/EBITDA	Total Debt/ Total Adjusted Equity

2013	1.20x	7.70x	4.50x

2014	1.20x	7.00x	3.00x

2015	1.20x	6.50x	2.50x

2016	1.20x	6.50x	2.50x

2017	1.25x	5.75x	2.50x

2018	1.30x	5.00x	2.50x

2019	1.30x	4.50x	2.50x

2020	1.30x	4.00x	2.50x

2021	1.30x	4.00x	2.50x

2022	1.30x	4.00x	2.50x

2023	1.30x	4.00x	2.50x

2024	1.30x	4.00x	2.50x

2025	1.30x	4.00x	2.50x

2026	1.30x	4.00x	2.50x

2027	1.30x	4.00x	2.50x

2028	1.30x	4.00x	2.50x